PRESS RELEASE

Acquisitions Contact:	Financial Contact:	Media Contacts

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480.998.3478 kelliepruitt@htareit.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Completes Acquisition of Medical Office Building Portfolio
in Santa Fe, New Mexico

Scottsdale, Arizona (December 28, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the completed acquisition of a medical office building in Santa Fe, New Mexico (the “St. Vincent 1640 MOB”) for approximately $6,232,000. HTA previously announced the completed purchase of the St. Vincent 440 MOB as part of the “Santa Fe Portfolio”. These two medical office buildings were acquired in off-market transactions for $15,790,000 and are adjacent to the 268-bed CHRISTUS St. Vincent Hospital.

The St. Vincent 1640 MOB is an approximately 20,000 square foot medical office building that is 100% leased to CHRISTUS St. Vincent Regional Medical Center (“CHRISTUS St. Vincent Hospital”) with a remaining lease term of ten years. The building houses diagnostic imaging and related services on an outpatient basis. Combined, the Santa Fe Portfolio represents approximately 54,000 square feet of Class A medical office space that is 100% leased on a long-term basis.

CHRISTUS St. Vincent Hospital was founded in 1865 by the Sisters of Charity and is the largest private employer in Santa Fe. CHRISTUS St. Vincent Hospital is a community-based, private, not-for-profit hospital serving more than 300,000 people in seven counties in northern New Mexico. CHRISTUS St. Vincent Hospital is designated as a “sole community provider” by the Centers for Medicare and Medicaid Services and accredited by the Joint Commission on Accreditation of Healthcare Organizations.

“The opportunity to acquire the Santa Fe Portfolio before it went to market demonstrates our continued leadership as active buyers and owners of medical office buildings,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “These stabilized long-term leased assets, with investment grade credit enhances our already strong portfolio fundamentals.”

Since January 1, 2010, HTA has acquired approximately $715 million in medical office and healthcare related assets based on acquisition price, including 3.09 million square feet of gross leasable area in 2010, which is 98% leased with an average remaining lease term of 9 years. In addition, HTA has executed Purchase and Sale Agreements on additional medical office buildings and healthcare-related assets totaling approximately $106 million and approximately 490,000 million square feet.

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $715 million in medical office and healthcare-related assets. These assets include a total of 23 acquisitions representing approximately 3.09 million square feet. Since its formation in 2006, HTA has made 76 geographically diverse acquisitions valued at approximately $2.2 billion based on purchase price, which includes 227 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 10.50 million square feet and includes 203 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the St. Vincent 440 MOB and 1640 MOB; the strength and financial condition of the tenants; uncertainties relating to the local economy of Santa Fe, New Mexico; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.